Exhibit 99.1

Quanex Elects Curtis M. Stevens to its Board of Directors

Houston, Texas, September 27, 2010 – Quanex Building Products Corporation (NYSE:NX) today announced that it elected Curtis M. “Curt” Stevens to serve on its Board of Directors, effective October 1, 2010. Stevens, 58, is currently the Executive Vice President, Administration and Chief Financial Officer of Louisiana-Pacific Corporation (NYSE:LPX), a Nashville-based building materials manufacturer specializing in products for floors, walls and roofs with revenues of $1.1 billion in 2009. Louisiana Pacific, like Quanex, participates in the U.S. residential building markets.

“Mr. Stevens’ extensive financial background and his experience with numerous acquisitions and their successful integrations will add to our board strength. He also has leadership experience in areas that we are eager to utilize such as strategy, supply chain management and information technology,” said David Petratis, chairman and chief executive officer of Quanex Building Products.

“Curt is a highly respected financial executive who also possesses significant operational acumen,” commented Quanex Building Products’ Lead Director Joseph Rupp. “His involvement in Quanex’s target markets suggests that he will be able to provide valuable guidance.”

Stevens has served as Chief Financial Officer of Louisiana Pacific for the past thirteen years and Executive Vice President, Administration for the last eight. Prior to that he spent 14 years in various financial and operational positions at Planar Systems, a flat-panel display products manufacturer, where he also sat on the board for five years. Stevens graduated with a B.A. in Economics and M.B.A. in Finance from University of California at Los Angeles (“UCLA”).

Corporate Profile
Quanex Building Products Corporation is an industry-leading manufacturer of value-added, engineered materials and components serving the building products markets. It is an ROIC-driven company that grows shareholder returns through a combination of organic growth via new products and programs and strategic acquisitions.

Statements that use the words “expect,” “should,” “believe,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the company’s future performance, please refer to the company’s most recent 10-K filing on December 18, 2009, under the Securities Exchange Act of 1934, in particular the section titled, “Private Securities Litigation Reform Act” contained therein. The forward-looking statements are intended to express the company’s expectations as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Financial Contact: Jeff Galow, 713-877-5327, Media Contact: Valerie Calvert, 713-877-5305

For general information about Quanex, visit our website at www.quanex.com.